Exhibit 5.1

2001 ROSS AVENUE	ABU DHABI	HOUSTON
DALLAS, TEXAS	AUSTIN	LONDON
75201-2980	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1 214.953.6500	DALLAS	PALO ALTO
FAX +1 214.953.6503	DUBAI	RIO DE JANEIRO
BakerBotts.com	HONG KONG	RIYADH
WASHINGTON

November 18, 2014

EnLink Midstream Partners, LP

2501 Cedar Springs Road

Dallas, Texas  75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale of 12,075,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated November 14, 2014 (the “Underwriting Agreement”) by and among the Partnership and Wells Fargo Securities, LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”).

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-194465), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The final prospectus supplement dated November 14, 2014 (the “Prospectus Supplement”), which together with the accompanying prospectus dated March 10, 2014 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 7, 2014 (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.             The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2.             The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K dated the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.